Exhibit 10.7
THIRD AMENDMENT
     THIS AMENDMENT (the “Amendment”), made as of OCTOBER 15TH 2002 by and between PURCHASE CORPORATE PARK ASSOCIATES, L.P., a New York limited partnership having an office at Two Manhattanville Road, Purchase, New York 10577 (“Landlord”), and INTEGRAMED AMERICA, INC. a Delaware corporation formerly known as IVF America, Inc., having an office at One Manhattanville Road, Purchase, New York 10577 (“Tenant”).
W I T N E S S E T H:
     WHEREAS, by Agreement of Lease, dated as of September 27, 1994 (the “Original Lease”), and amended on January 20, 1995 and on August 23, 1999 (as previously amended and as amended hereby, the “Lease”), Landlord did demise and let unto Tenant, and Tenant did hire and take from Landlord, a portion of the first floor located at One Manhattanville Road, Purchase, New York (the “Prior Premises”) and a portion of the storage area at Four Manhattanville Road, Purchase, New York consisting of 450 rentable square feet (the “Storage Area”), said buildings being part of a development known as the Centre at Purchase more particularly described in the Lease; and
     WHEREAS, Tenant is desirous of surrendering the Prior Premises, retaining the Storage Area, and moving into new premises (the “New Premises”) as more particularly described on Exhibit A to this Amendment, consisting of a portion of the third floor in the building known as 2 Manhattanville Road, Purchase, New York (the “Building” or the “A/B Building”), and Landlord is willing to prepare the New Premises for Tenant’s occupancy and to lease the New Premises and the Storage Area (which after the Effective Date shall be, collectively, the “Premises” or the “demised premises”) to Tenant, all as more particularly set forth in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and of the sum of Ten Dollars ($10.00) paid by Tenant to Landlord, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Landlord and Tenant, for themselves, their legal representatives, successors and assigns, hereby agree as follows:
     1. All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.
     2. Article 2 of the Lease is restated as follows:

     2.1. “The New Premises shall be completed and prepared for Tenant’s occupancy in the manner, and subject to the terms, conditions and covenants, set forth in Exhibits B and B-1 annexed hereto.
     2.2. The New Premises shall be deemed substantially ready for occupancy when (i) “Landlord’s Work” (as such term is defined in Exhibit B annexed hereto) shall have been substantially completed and (ii) a certificate of occupancy or similar certificate or permit (temporary or final) shall have been issued by the appropriate local authority permitting lawful occupancy of the New Premises. Landlord’s Work shall be deemed to have been substantially completed (i) despite the fact that minor or insubstantial details of construction, decoration or mechanical adjustment remain to be performed, provided the New Premises are accessible and usable (Landlord will diligently complete such details of construction, decoration or mechanical adjustment), and (ii) if Landlord’s Work has been substantially completed except for portions thereof which under good construction scheduling practice should be done after still uncompleted work which Tenant wishes to perform at the New Premises. If, as of the Effective Date, Landlord shall have obtained only a temporary certificate of occupancy with respect to the New Premises, Landlord shall diligently thereafter attempt to obtain a permanent certificate of occupancy therefor.
     2.3. The “Effective Date” shall be deemed to have occurred on the date (and Tenant shall be obligated to pay fixed annual rent and additional rent as of such date at the rates set forth in this Amendment) when the New Premises reasonably would have been substantially ready for occupancy except for “Tenant’s Delay” (as such term is defined in Exhibit B hereof) or Tenant’s failure of compliance with the provisions of Exhibit B hereof, even though no certificate of occupancy or other similar certificate or permit (temporary or final) has been issued or no work to be done by Landlord has been commenced or completed.
     2.4. Tenant shall surrender the Prior Premises within fifteen (15) days after the Effective Date in compliance with the provisions of Article 28 of the Original Lease. Upon such surrender, the Prior Premises shall no longer be demised hereunder and rent and additional rent shall be payable as provided in the Lease as modified by this Amendment. If Tenant fails to timely deliver the Prior Premises, until such time as the Prior Premises are surrendered in such compliance, Tenant shall continue to pay rent and additional rent for the Prior Premises as provided in the Original Lease as well as pay rent and additional rent as provided in the Original Lease as modified by this Amendment.
     2.5. Landlord shall, in accordance with the foregoing, fix the Effective Date and shall notify Tenant of the date so fixed. When the Effective Date has been so determined, at Landlord’s request, the parties hereto shall within fifteen (15) days after such request, execute a written agreement confirming such date as the Effective Date. Any failure of the parties to execute such written agreement shall not affect the validity of the Effective Date as fixed and determined by Landlord as aforesaid.
     2.6. Tenant by entering into occupancy of the New Premises shall be conclusively deemed to have agreed that Landlord up to the time of such occupancy had performed all of its obligations hereunder and that the New Premises were in satisfactory condition as of the date of such occupancy, unless within (a) ten (10) days after such date Tenant shall give written notice (hereinafter called the “Punchlist Notice”) to Landlord specifying the respects in which the same were not in satisfactory condition, or (b) six (6) months from such date Tenant shall give notice to Landlord (hereinafter called the “Latent Defects Notice”) specifying the latent defects in the New Premises, in which event the New Premises shall be conclusively deemed to be in satisfactory condition except for the items set forth in the Punchlist Notice or Latent Defects Notice which items Landlord shall act diligently to complete or correct, as the case may be. The giving of the Punchlist Notice shall have no effect whatsoever upon the Effective Date.”
     3. The term of the Lease is extended until the last day of the month in which occurs the tenth (10th) anniversary of the Effective Date (the “Expiration Date”). Upon the Expiration Date or such earlier date upon which said term may expire or be canceled or terminated pursuant to any of the conditions or covenants of the Lease or by law, Tenant shall vacate the Premises in accordance with the Lease.
     4. From and after the Effective Date Tenant shall pay to Landlord a fixed annual rent of:
     (1) Three Hundred Fifty-Three Thousand Three Hundred Seventy-Eight and 00/100 Dollars ($353,378.00) per year for the period commencing on the Effective Date and ending on the last day of the month in which occurs the first anniversary of the Effective Date (or, if the Effective Date is the first day of a month, until the day preceding the first anniversary of the Effective Date), representing $19 per rentable square foot of New Premises and $10 per rentable square foot of Storage Space; and
     (2) Five Hundred Twenty-Seven Thousand Eight Hundred Seventeen and 00/100 Dollars ($527,817.00) per year for the period commencing on the first day of the next succeeding month and ending on the day preceding the first anniversary thereof, representing $28.50 per rentable square foot of New Premises and $10 per rentable square foot of Storage Space; and

     (3) Five Hundred Fifty-Five Thousand Three Hundred Sixty and 00/100 Dollars ($555,360.00) per year for the period commencing on the first day of the next succeeding month and ending on the day preceding the third anniversary thereof, representing $30 per rentable square foot of New Premises and $10 per rentable square foot of Storage Space; and
     (4) Six Hundred Twelve Thousand Six Hundred Ninety-Six and 00/100 Dollars ($612,696.00) per year for the period commencing on the first day of the next succeeding month and ending on the day preceding the Expiration Date, representing $33 per rentable square foot of New Premises and $15 per rentable square foot of Storage Space.
     5. From and after the Effective Date until the first anniversary of the Effective Date, there shall be no Tax Escalation Payments or Expense Payments payable hereunder. As of the Effective Date, the following terms shall have the meanings indicated:
     (1) the term “Comparative Year” shall mean the calendar year commencing on January 1, 2003 and each subsequent calendar year;
     (2) the term “Land Tax Base Factor” shall mean the amount of Taxes attributable to the Land for the calendar year 2002;
     (3) the term “the Land Percentage” shall mean 3.25%, based upon the parties’ agreement that the rentable square foot area of the New Premises is 18,362 square feet, and calculated as provided in Section 3.2(j) of the Original Lease;
     (4) the term “the Building Percentage” shall mean 6.52% based upon the parties’ agreement that the rentable square foot area of the New Premises is 18,362 square feet, and calculated as provided in Section 3.2(k) of the Original Lease;
     (5) the term “Building Expense Base Factor” shall mean the amount of Building Expenses incurred for the calendar year 2002; and
     (6) the term “Non-Building Expense Base Factor” shall mean the amount of Non-Building Expenses incurred for the calendar year 2002.
     6. As of the Effective Date, the year “1995” each time it appears in Section 3.3, Section 4.3(c) and Section 4.10 of the Original Lease shall be amended to read “2002”.
     7. The following sentence is added to the beginning of Section 12.3 of the Original Lease: “Landlord covenants that the capacity of the electric service shall be not less than 5 watts per rentable square foot of connected load.”

     8. The dollar amount of security deposit set forth in Article 39 shall be amended to equal $29,448.00. [under consideration]
     9. The first sentence of Section 41.3 of the Original Lease is restated as follows: “Tenant shall be entitled to free use of at least sixty-six (66) parking spaces in common with others and seven (7) parking spaces designated for the exclusive use of Tenant which designated spaces shall be located in the first or second row of spaces in the adjacent parking lot.”
     10. From and after the Effective Date, Landlord grants Tenant an irrevocable license to use the furniture in the New Premises set forth on Exhibit C attached hereto. Upon the Expiration Date title to said furniture shall pass to Tenant.
     11. Article 42 of the Original Lease is hereby reinstated, with the exception that the amount “One Hundred Eighty-Four Thousand Sixty-Nine and 00/100 Dollars ($184,069.00)” shall be amended to read: “Six Hundred Twelve Thousand Six Hundred Ninety-Six and 00/100 Dollars ($612,696.00).”
     12. Subject to the conditions set forth below, Tenant shall have the right, in common with others and without the payment of additional rent, to install on the roof of the Building (i) communications equipment, antennae and satellite television dishes for its own use of aggregate diameter not exceeding six feet (including, without limitation, a microwave dish and other similar equipment), (ii) supplementary HVAC equipment, and (iii) an emergency power source, including in each case, without limitation, conduits, cables, ducts and pipes necessary for the operation thereof. Tenant shall have the rights set forth in this section provided (a) in Landlord’s reasonable opinion such installations will not have a materially adverse affect on the structure of the Building or the rights of other tenants in the Building, (b) such installations are performed in accordance with all Legal Requirements (as such term is defined in Section 22.4 of the Original Lease), (c) Tenant indemnifies and holds Landlord harmless from any liability, cost or expense connected therewith of any nature whatsoever, (d) Tenant promptly repairs any damage caused to the roof or other parts of the Building by reason of such installation including, without limitation, any repairs, restorations, maintenance, renewals or replacements of the roof or other parts of the Building necessitated by or in any way caused or relating to such installations, (e) Tenant removes such installations and repairs any resulting damage to the Building and restores the roof and the Building to the condition which existed prior to any such installation, all at or within thirty (30) days prior to expiration of the term of this Lease, (f) such equipment and antennae shall not disturb or interfere with the use and quiet enjoyment of any other tenant in the Building Project of any ordinary electrical equipment used by any such tenant within such tenant’s demised premises, (g) such installations do not adversely affect the site line of the roof of the Building, (h) Tenant obtains any additional insurance coverage for the benefit of Landlord and any mortgagee or ground lessor in such amount and of such type as Landlord, it or they may reasonably require, or, in the alternative, Tenant shall pay to Landlord within thirty (30) days of demand therefor, the increase in Landlord’s insurance premiums resulting thereby, and (i) a representative of Landlord accompanies Tenant or anyone representing Tenant at all times Tenant or such person is on the roof.
     13. Tenant covenants, represents and warrants to Landlord that: (a) Tenant is the sole tenant under the Lease and Tenant has not assigned, conveyed, encumbered, pledged, sublet or otherwise transferred, in whole or in part, its interest, nor shall Tenant do any of the foregoing prior to the Expiration Date, except in accordance with the terms of the Lease, (b) there are no persons or entities claiming under Tenant, or who or which may claim under Tenant, any rights with respect to the Prior Premises or the Premises, nor shall Tenant permit any such claim to arise prior to the Expiration Date, except in accordance with the terms of the Lease, and (c) Tenant has the right, power and authority to execute and deliver this Amendment and to perform Tenant’s obligations hereunder and this Amendment is a valid and binding obligation of Tenant enforceable against Tenant in accordance with the terms hereof. The foregoing covenants, representations and warranties shall survive the Expiration Date.
     14. This Amendment shall not be binding upon or enforceable against Landlord unless and until Landlord, in its sole discretion, shall have executed and unconditionally delivered to Tenant an executed counterpart of this Amendment.
     15. Except as modified, amended and supplemented by this Amendment, the terms and provisions of the Lease shall continue in full force and effect and are hereby ratified and confirmed.
     16. This Amendment constitutes the entire agreement among the parties hereto with respect to the matters stated herein and may not be amended or modified unless such amendment or modification shall be in writing and signed by the party against whom enforcement is sought.
     17. Article 43 of the Lease is hereby deleted in its entirety.
     18. The terms, covenants and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns..
     IN WITNESS WHEREOF, Landlord and Tenant have set their hands as of the day and year first above written.

PURCHASE CORPORATE PARK ASSOCIATES, L.P., Landlord

By:	PCPA, LLC, its General Partner

By:	/s/ Warren L. Schwerin
	Name:	Warren L. Schwerin
	Title:	Co-Managing Member

INTEGRAMED AMERICA, INC., Tenant
By	/s/ John W. Hlywak, Jr.
Name: John W. Hlywak, Jr.
	Title:	Senior Vice President and Chief Financial Officer